SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement
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Paxson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2003

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the “Company”), which will be held at the Sheraton West Palm Beach at CityPlace Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, on May 16, 2003, at 11:00 a.m., local time.

      Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to our invited guests. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

      The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.

Sincerely,

LOWELL W. PAXSON
Chairman of the Board and Chief Executive Officer

PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
BOARD OF DIRECTORS
PROPOSAL 1 -- AMENDMENT OF THE 1998 STOCK INCENTIVE PLAN
PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
OTHER INFORMATION
APPENDIX A PAXSON COMMUNICATIONS CORPORATION AUDIT COMMITTEE CHARTER
APPENDIX B PAXSON COMMUNICATIONS CORPORATION 1998 STOCK INCENTIVE PLAN

PAXSON COMMUNICATIONS CORPORATION

601 Clearwater Park Road
West Palm Beach, Florida 33401-6233

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2003

       The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at the Sheraton West Palm Beach at CityPlace Hotel, West Palm Beach, Florida 33401, on May 16, 2003, at 11:00 a.m., local time, for the following purposes:

1.	To approve an increase in the total number of shares of Class A Common Stock that may be subject to awards under our 1998 Stock Incentive Plan from 9,803,292 shares to 12,603,292 shares;

2.	To ratify the appointment of Ernst & Young LLP as our independent certified public accountants for 2003; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 10, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board of Directors

Anthony L. Morrison, Secretary

West Palm Beach, Florida

April 15, 2003

PAXSON COMMUNICATIONS CORPORATION

601 Clearwater Park Road
West Palm Beach, Florida 33401-6233

PROXY STATEMENT

      We are providing this proxy statement and the accompanying proxy card to our stockholders beginning on or about April 15, 2003, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the “Company”), to be voted at the Annual Meeting of Stockholders to be held on May 16, 2003, and at any adjournment thereof (the “Meeting”). The Board of Directors has fixed the close of business on April 10, 2003, as the record date of the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding (i) 59,261,670 shares of $0.001 par value Class A Common Stock (“Class A Common Stock”), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock (“Class B Common Stock,” and with the Class A Common Stock, collectively, the “Common Stock”), entitled to ten votes per share, and (iii) 11,918 shares of 9 3/4% Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”), entitled to 625 votes per share.

Voting

      Shares represented by duly executed proxies in the accompanying form received by us prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the approval of an increase in the total number of shares of Class A Common Stock that may be subject to awards under our 1998 Stock Incentive Plan and the ratification of the appointment of Ernst & Young LLP as our independent certified public accountants for 2003. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this Proxy Statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.

      If you hold your shares through an intermediary you must provide instructions on voting as requested by your bank or broker. If you sign and return a proxy, you may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.

      The presence in person or by proxy of the holders of shares of stock possessing the power to cast a majority of the votes which could be cast by all outstanding shares of stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting. The affirmative vote of at least a majority of the votes cast in person or by properly executed proxy is required to approve each of the proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. As to matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted as shares voting for the purpose of determining whether a proposal has been approved. Lowell W. Paxson, our Chairman and Chief Executive Officer and the beneficial owner of a majority of the voting power of our outstanding stock, has advised us that he intends to vote all shares which he is entitled to vote in favor of the proposals being submitted at the Meeting, therefore approval of the proposals by our stockholders is assured.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as to our equity securities beneficially owned on April 8, 2003, by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all of our directors and executive officers as a group, and (iv) any person who we know to be the beneficial owner of more than five percent of any class of our voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

		Amount and
		Nature of		Aggregate
		Beneficial		Voting
Class of Stock	Name of Beneficial Owner(1)	Ownership	% of Class	Power(%)

Class A Common Stock	National Broadcasting Company, Inc.(2)	63,928,159	51.9	29.9
	Lowell W. Paxson(3)	19,217,262	32.4	12.8
	Mario J. Gabelli(4)	7,318,022	12.3	4.9
	Merrill Lynch & Co., Inc.(5)	5,869,666	9.9	3.9
	Master Small Cap Value Trust(6)	3,784,100	6.4	2.5
	Jeffrey Sagansky(7)	2,182,643	3.6	1.5
	Henry J. Brandon(8)	1,180,628	2.0	*
	Dean M. Goodman(7)	450,128	*	*
	Anthony L. Morrison(7)	338,528	*	*
	Seth A. Grossman(7)	163,796	*	*
	Bruce L. Burnham(7)	75,058	*	*
	Thomas E. Severson, Jr.	58,391	*	*
	James L. Greenwald(7)	48,599	*	*
	John E. Oxendine	22,312	*	*
	All directors and executive officers as a group (11 persons)(9)	23,768,050	38.0%	15.6%
Class B Common Stock	Lowell W. Paxson	8,311,639	100%	55.5%
	All directors and executive officers as a group	8,311,639	100%	55.5%

*	Less than 1%

(1)	Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2)	Consists of 31,896,032 shares of Class A Common Stock issuable upon conversion of shares of 8% Series B Convertible Exchangeable Preferred Stock held by NBC Palm Beach Investment I, Inc., and 32,032,127 shares of Class A Common Stock issuable upon exercise of outstanding warrants held by NBC Palm Beach Investment II, Inc. The holders’ rights to acquire shares of Class A Common Stock upon conversion and exercise, respectively, of those securities, although currently exercisable, are subject to material conditions, including compliance with the rules of the Federal Communications Commission. This amount does not include shares of Class B Common Stock beneficially owned by Mr. Paxson that NBC Palm Beach Investment II, Inc. has the right to acquire. According to information contained in an amendment to Schedule 13D filed with the Securities and Exchange Commission (the “Commission”), dated February 15, 2002, each of such holders is a subsidiary of National Broadcasting Company, Inc. (“NBC”), whose address is 30 Rockefeller Plaza, New York, New York 10112, and NBC and its parent entity, General Electric Company, Inc., each disclaims beneficial ownership of such securities.

(3)	Does not include 8,311,639 shares of Class B Common Stock, each share of which is convertible into one share of Class A Common Stock. Mr. Paxson is the beneficial owner of all reported shares, other than 100 shares of Class A Common Stock, through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.

(4)	According to information contained in an amendment to Schedule 13D filed with the Commission, dated April 1, 2002, various investment funds and other entities controlled by or affiliated with Mario J. Gabelli and Marc J. Gabelli, each of whose address is

c/o Gabelli Asset Management, Inc., One Corporate Center, Rye, New York 10580, acquired such shares for investment for one or more accounts over which they have shared or sole investment and voting power or for their own account.

(5)	The address of Merrill Lynch & Co., Inc., is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(6)	The address of Master Small Cap Value Trust is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(7)	Includes shares which may be acquired within 60 days through the exercise of stock options granted under the Company’s Stock Incentive Plans as follows: Jeffrey Sagansky – 1,700,000; Dean M. Goodman – 127,661; Anthony L. Morrison – 150,000; Seth A. Grossman - 40,800; Bruce L. Burnham – 13,750; James L. Greenwald – 9,500.

(8)	Consists of shares which may be acquired upon the exercise of warrants and conversion of Series A Convertible Preferred Stock held by an affiliate of William E. Simon & Sons, LLC, a private investment firm with which Mr. Brandon was previously employed as a principal. Mr. Brandon has shared voting and disposition power with respect to such shares.

(9)	Includes 1,541,711 shares which may be acquired within 60 days through the exercise of stock options granted under the Company’s Stock Incentive Plans, 500,000 shares which may be acquired within 60 days through the exercise of additional stock options granted to Mr. Sagansky, and 1,180,628 shares which may be acquired upon the exercise of warrants and conversion of Series A Convertible Preferred Stock held by an affiliate of William E. Simon & Sons, LLC, a private investment firm with which Mr. Brandon was previously employed.

Potential Change in Control

      On September 15, 1999, NBC, through subsidiaries, purchased $415 million aggregate liquidation preference of shares of our 8% Series B Convertible Exchangeable Preferred Stock, which are convertible into 31,896,032 shares of Class A Common Stock, and acquired warrants to purchase an additional 32,032,127 shares of Class A Common Stock. Concurrently, NBC entered into an agreement with Mr. Paxson, our Chairman and controlling stockholder, and certain of his affiliates, pursuant to which NBC was granted the right to purchase all (but not less than all) 8,311,639 shares of our outstanding Class B Common Stock beneficially owned by Mr. Paxson, which shares are entitled to ten votes per share on all matters submitted to a vote of our stockholders.

      Pursuant to these agreements and the related agreements entered into in connection with the transaction, NBC has the right to acquire voting and operational control of our company, subject to various conditions including approval of the Federal Communications Commission, or FCC. Exercise of these rights by NBC would result in a change in control of our company.

      In December 2001, we commenced a binding arbitration proceeding against NBC in which we asserted that NBC breached its agreements with us and breached its fiduciary duty to us and to our stockholders. We asserted that NBC’s proposed acquisition of Telemundo Communications Group, Inc. (“Telemundo Group”) (which was completed in April 2002) violates the terms of the agreements governing the investment and partnership between us and NBC. In September 2002, the arbitrator ruled against us on all of our claims, denying us any of the relief we had sought with respect to what we believed to be NBC’s wrongful actions. Accordingly, the provisions of our agreements with NBC remain in effect without change.

      As NBC has consummated the acquisition of the Telemundo Group, it is highly unlikely that NBC would be able to acquire control of our company under the terms of our existing agreement. At the same time, NBC retains its investment in us and its ability to exercise a significant influence over our operations.

BOARD OF DIRECTORS

      Our Board of Directors is divided into three classes. A class of directors is elected each year to serve for a three year term and until their successors are elected and qualified. Any director appointed by the Board of Directors to fill a vacancy on the Board serves the balance of the unexpired term of the class of directors in which the vacancy occurred. The terms of the Class I directors (Messrs. Paxson, Sagansky and Brandon) expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2004. The terms of the Class II directors (Messrs. Burnham, Greenwald and Oxendine) expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2005. Our former Class III directors, all of whom were employees of NBC, resigned during November and December, 2001, and we currently have no Class III directors. No persons have been nominated to stand for election as Class III directors, nor do we currently intend to fill these vacancies on our Board of Directors. Therefore, there are no nominees for election as directors to be voted on at the Meeting. The terms of any Class III directors who may be appointed by the Board of Directors will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2006.

      Biographical and other information concerning our directors is set forth below.

Class I Directors Continuing in Office (Term to Expire at the Annual Meeting in 2004)

			Director
	Age	Position, Principal Occupation, Business Experience and Directorships	Since

Lowell W. Paxson	67	Chairman of the Board since 1991 and Chief Executive Officer of the Company since December 2002 and from 1991 to 1998. President, Home Shopping Network, Inc. from 1985 to 1990.	1991
Jeffrey Sagansky	51	Vice Chairman of the Board since December 2002. President and Chief Executive Officer of the Company from 1998 to December 2002. Co-President, Sony Pictures Entertainment, a producer of film and video programming, from 1996 to 1997.	1998
Henry J. Brandon	45	Senior Vice President and Chief Financial Officer since August 2002 of Leeward Islands Lottery Holding Company, Inc., a lottery management and production company. Principal, William E. Simon & Sons, LLC, a private investment firm and merchant bank, from 1995 to 2002.	2001

Class II Directors Continuing in Office (Term to Expire at the Annual Meeting in 2005)

			Director
	Age	Position, Principal Occupation, Business Experience and Directorships	Since

Bruce L. Burnham	69	President since 1993 of The Burnham Group, a firm providing consulting and marketing services to the retail industry.	1996
James L. Greenwald	76	Chairman and Chief Executive Officer from 1975 to 1994 of Katz Communications, Inc., a broadcast advertising representative sales firm; Chairman Emeritus since 1994. Director, Granite Broadcasting Company and Source Media, Inc.	1996
John E. Oxendine	60	President and Chief Executive Officer since 1998 of Blackstar, Inc.; Chairman and Chief Executive Officer since 1999 of Broadcast Capital, Inc.; Chairman from 1994 to 1998 of Blackstar LLC; Chairman and Chief Executive Officer from 1987 to 1998 of Blackstar Communications, Inc. All of such entities are owners and operators of, or investors in, broadcast television stations.	2000

Class III Directors Continuing in Office (Term to Expire at the Annual Meeting in 2006)

None; seats are currently vacant.

Other Executive Officers

      Dean M. Goodman, 55, has been our President since December 2002, and our Chief Operating Officer since September 2001. Mr. Goodman also served as our Executive Vice President from September 2001 to December 2002, and as the President of our PAX TV network television operations from February 1998 to December 2002. Mr. Goodman was president of our inTV and Network-Affiliated Television divisions from 1995 to 1997. From 1993 to 1995, Mr. Goodman was general manager of our Miami, Florida radio station group.

      Anthony L. Morrison, 41, has served as our Executive Vice President, Secretary and Chief Legal Officer since 1995. Prior to that time he was an attorney in private practice with the O’Melveny & Myers law firm, concentrating his practice on commercial financings.

      Seth A. Grossman, 38, has served as our Executive Vice President and Chief Strategic Officer since 2000. Mr. Grossman also served as our Senior Vice President and Chief Financial Officer from December 1999 until August 2000. From 1997 to December 1999, he was our Senior Vice President, Corporate Development and from 1995 to 1997, he was our Director of Finance.

      Thomas E. Severson, Jr., 39, has served as our Senior Vice President and Chief Financial Officer since 2000. From 1995 until 2000, Mr. Severson was employed by Sinclair Broadcast Group, Inc., in various finance and accounting positions, most recently serving as Vice President and Chief Accounting Officer.

      Ronald L. Rubin, 37, has served as our Vice President, Chief Accounting Officer and Corporate Controller since 2001. From 1996 until 2001, Mr. Rubin was employed by AutoNation, Inc., in various finance and accounting positions, most recently serving as Vice President and Corporate Controller.

The Board of Directors and its Committees

      During 2002, the Board of Directors held six meetings. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action five times during 2002 by unanimous written consent in lieu of a meeting, as permitted by applicable state law.

      The Compensation Committee consists of James L. Greenwald, Bruce L. Burnham and John E. Oxendine. Mr. Greenwald is the chairman of the Compensation Committee. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and our other officers. See “Board Compensation Committee Report on Executive Compensation.” The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and serves as the committee responsible for administering our Stock Incentive Plans. During 2002, the Compensation Committee met informally in conjunction with each of the meetings of the Board of Directors, and held two separate Committee meetings.

      The Audit Committee consists of Bruce L. Burnham, James L. Greenwald, John E. Oxendine and Henry J. Brandon. Mr. Burnham is the chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors which is attached as Appendix A to this proxy statement. Each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is “independent,” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. During 2002, the Audit Committee met ten times.

      The Company does not have a nominating committee. This function is performed by the Board of Directors.

Compensation of Directors

      Directors who are not our employees receive an annual retainer of $24,000 and are paid fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $500 for each meeting chaired. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and of committees of the Board of Directors. In September 2001, Mr. Burnham and Mr. Greenwald each received options to purchase 50,000 shares of Class A Common Stock at an exercise price of $7.25 per share, vesting ratably over a four year period commencing in May 2001. In connection with his commencement of service as a director, Mr. Oxendine received options to purchase 50,000 shares of Class A Common Stock at the same exercise price, vesting ratably over a five year period commencing in March 2000. In April 1999, Mr. Burnham and Mr. Greenwald each received a 50,000 share option grant at the same exercise price, vesting ratably over five years. No other directors receive separate compensation from us for services rendered as a director, including directors who are employed by us.

      In January 2003, Messrs. Burnham, Greenwald and Oxendine participated in the Company’s Stock Option Exchange Offer (described under “Proposal 1 — Amendment of the 1998 Stock Incentive Plan”), under which they exchanged 100,000, 100,000 and 50,000 of their outstanding options, respectively, for 20,458, 20,349 and 7,312 fully vested shares, respectively, of the Company’s Class A Common Stock and an additional 18,750, 18,750 and 15,000 shares, respectively, of the Company’s Class A Common Stock which will vest on January 22, 2004.

Certain Transactions Involving Directors and Officers

      NBC Transactions. On September 15, 1999, the Company, NBC and Mr. Paxson, our Chairman and controlling stockholder, entered into a series of agreements which created a significant strategic and financial relationship between the two companies and under which, subject to various conditions including FCC approval, NBC has the ability to acquire voting and operational control of our Company. We also entered into an agreement with NBC pursuant to which NBC serves as our exclusive sales representative to sell our PAX TV Network advertising time for agreed compensation. We have also entered into joint sales agreements with NBC with respect to 14 of our stations serving 12 markets also served by an NBC owned and operated station, and with 29 independently owned NBC affiliated stations serving our markets. Prior to their resignation in November and December 2001, we had three Class III directors who were employees of NBC.

      DP Media. On November 21, 1999, we agreed to purchase the television station assets (eight stations and a contractual right to acquire a television station, WBPX, and two full power satellite stations serving the Boston, Massachusetts market) of DP Media, Inc. and certain related corporations (collectively, “DP Media”) which were then beneficially owned by family members of Mr. Paxson. In conjunction with the acquisition agreement, we advanced approximately $106 million to DP Media pursuant to a secured loan agreement, which was used to repay DP Media’s outstanding indebtedness to third party lenders. On March 3, 2000, we agreed with DP Media to convert the asset sale transaction into a purchase by us of all of the capital stock of DP Media. In June 2000, we completed the acquisition of DP Media for aggregate consideration of $113.5 million, including the $106 million previously advanced. DP Media’s assets included a 32% equity interest in a limited liability company controlled by the former stockholders of DP Media, which owns television station WWDP in Norwell, Massachusetts. In April 2003, we and the stockholders of DP Media sold our limited liability company interests in the entity which owned WWDP to Valuevision Media Acquisition, Inc. for an aggregate purchase price of $32.5 million, of which we have received net proceeds of $12.5 million and expect to receive an additional $1.3 million of net proceeds.

      The Christian Network, Inc. We have entered into several agreements with The Christian Network, Inc. (referred to herein as “CNI”). CNI is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

      We entered into an agreement with CNI in May 1994 (the “CNI Tax Agreement”) under which we agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationship with us, we would take certain actions to ensure that CNI’s tax exempt status would no longer be so jeopardized. These steps could include rescission of one or more transactions or additional payments by us. We believe that our agreements with CNI have been on terms as favorable to CNI as it would obtain in arm’s length transactions, and we intend any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm’s length transactions. Accordingly, if our activities with CNI are consistent with the terms governing our relationship, we should not be required to take any actions under the CNI Tax Agreement. We cannot be sure, however, that we will not be required to take any actions under the CNI Tax Agreement which might have a material cost to us.

      We have contracted with CNI to lease CNI’s television production and distribution facility, the Worship Channel Studio. We utilize this facility primarily as our network operations center and originate our PAX TV network signal from this location. As the current lease expires on July 31, 2003, we have entered into negotiations with CNI to extend the lease. During the year ended December 31, 2002, we incurred rental charges in connection with this agreement of $209,000.

      In March 1999, we entered into an agreement with CNI to license CNI’s programming, which agreement expired on May 31, 2002 without being renewed. During the year ended December 31, 2002, we paid license fees in connection with this agreement of $93,000.

      On September 10, 1999, we entered into a Master Agreement with CNI for overnight programming and use of a portion of the digital broadcasting capacity of our television stations in exchange for CNI’s providing public interest programming. The Master Agreement has a term of 50 years and is automatically renewable for successive ten year periods unless CNI ceases to exist, commences action to liquidate, ceases family values programming or the FCC revokes the licenses of a majority of our stations. Pursuant to the Master Agreement, we broadcast CNI overnight programming on each of our stations seven days a week from 1:00 a.m. to 6:00 a.m. When our stations begin digital programming in multiple channels, we are obligated to make a digital channel available for CNI’s use. CNI will have the right to use the digital channel for 24 hour CNI digital programming.

      We are exploring strategic alternatives, which may include the sale of all or part of our assets to a third party, finding a strategic partner, or finding a third party to purchase the equity of our company. Our ability to pursue strategic alternatives will be dependent upon the attractiveness of our assets and business plan to potential strategic partners or buyers. Among other things, potential strategic partners or buyers may find unattractive the overnight programming provided by CNI which we currently carry or the terms of our agreements with CNI. We may be prevented from consummating a strategic transaction because of these and other factors, or we may incur significant costs to terminate obligations and commitments with respect to CNI, or receive less consideration in a strategic transaction as a result of these and other factors.

      Officer Loans. During December 1996, we approved a program to extend loans to members of our senior management to finance their purchase of shares of Class A Common Stock in the open market. The loans are full recourse promissory notes bearing interest at 5.75% per annum and are collateralized by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. During 2001, we extended the maturity date of all loans outstanding under this program until March 31, 2003. The largest aggregate amounts of indebtedness outstanding during 2002 under these loans to our Named Executive Officers were as follows: Mr. Goodman, $685,006; Mr. Morrison, $359,767; and Mr. Grossman, $164,574. As of April 11, 2003, the outstanding balances on such loans to our Named Executive Officers were as follows: Mr. Goodman, $335,006; Mr. Morrison, $69,767; and Mr. Grossman, $164,574. Following the enactment in July 2002 of the Sarbanes-Oxley Act of 2002, we are not permitted to further extend the maturity date of these loans and are taking actions to collect the outstanding balances on such loans. During March and through April 11, 2003, we received payments of $350,000 from Mr. Goodman and $290,000 from Mr. Morrison in respect of their loan balances. Because of uncertainty regarding the timing and collection of the unpaid balances of these loans, we recorded a reserve totaling $0.8 million in the fourth quarter of 2002.

      Agreement with Mr. Sagansky. In connection with the termination of Mr. Sagansky’s employment as our President and Chief Executive Officer in December 2002, we amended the employment agreement we originally entered into with Mr. Sagansky in September 1999. Under the amended agreement, the term of which is concurrent with Mr. Sagansky’s service as a member of our Board of Directors, Mr. Sagansky is to serve as our Vice Chairman and to consult with us on a part-time basis regarding programming development and production. The amended agreement provides for the immediate vesting of all options we granted Mr. Sagansky under his original employment agreement, and also permitted Mr. Sagansky to participate in our Stock Option Exchange Offer described below. We also made a one-time payment of $519,750 to

Mr. Sagansky in satisfaction of our cash compensation obligations under the original employment agreement, other than expense reimbursement obligations, and agreed to permit Mr. Sagansky to participate through September 15, 2003 in all health and benefit plans which we provide to our senior management.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than ten percent of our Common Stock (“Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports received by us and written representations from certain Reporting Persons, we believe that during 2002, all required reports were filed on a timely basis.

Executive Compensation

      The following table presents information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 2002, 2001 and 2000 for all individuals who served as our Chief Executive Officer during the fiscal year ending December 31, 2002 and our four most highly compensated executive officers, other than such Chief Executive Officers, who were serving as of December 31, 2002 (collectively, the “Named Executive Officers”).

Summary Compensation Table

						Long-Term
						Compensation

		Annual Compensation				Number of
						Securities	All Other
				Other Annual		Underlying	Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Compensation		Options	(2)(3)(4)

Lowell W. Paxson	2002	$744,150	$—	$—		0	$33,513	(7)
Chairman of the Board,	2001	660,000	—	—		0	67,781	(7)
Chief Executive Officer	2000	610,000	75,000	—		0	96,072	(7)

Jeffrey Sagansky	2002	664,125	—	—		0	588,974	(8)
Vice-Chairman of the	2001	660,000	330,000	—		0	69,640
Board, Former Chief	2000	610,000	75,000	—		0	63,276
Executive Officer

Dean M. Goodman	2002	455,333	—	—		0	48,147
President, Chief	2001	433,650	130,098	—		150,000	43,771
Operating Officer	2000	412,997	30,975	1,023,273	(5)	0	44,270

Anthony L. Morrison	2002	303,188	—	214,550	(5)	0	32,360
Executive Vice President,	2001	288,750	87,200	165,584	(5)	150,000	29,477
Chief Legal Officer	2000	275,000	10,313	—		0	29,756

Seth A. Grossman	2002	259,875	—	—		0	1,000
Executive Vice President,	2001	247,500	37,128	—		125,000	1,000
Chief Strategic Officer	2000	219,750	80,363	—		0	1,000

Thomas E. Severson, Jr.	2002	245,000	—	140,651	(5)	0	—
Senior Vice President,	2001	216,667	51,000	—		50,000	—
Chief Financial Officer,	2000	83,333	43,125	88,089	(6)	150,000	—
Treasurer

(1)	Includes amounts Named Executive Officers elected to defer under our Profit Sharing Plan.

(2)	Includes contributions to supplemental retirement plans as follows: during 2002, Mr. Sagansky — $66,413; Mr. Goodman — $45,533; Mr. Morrison — $30,319; during 2001, Mr. Sagansky — $66,000; Mr. Goodman — $41,300; Mr. Morrison — $27,500; during 2000, Mr. Sagansky — $60,000; Mr. Goodman — $41,300; Mr. Morrison — $27,500.

(3)	Includes $1,000 Company contributions to the Profit Sharing Plan during 2000, 2001 and 2002.

(4)	Includes cost of term life insurance equivalent for life insurance policies as follows: during 2002, Mr. Paxson — $4,967; Mr. Sagansky — $2,811; Mr. Goodman — $1,614; Mr. Morrison — $1,041; during 2001, Mr. Sagansky — $2,640; Mr. Paxson — $4,913; Mr. Goodman — $1,471; Mr. Morrison — $977; during 2000, Mr. Sagansky — $2,276; Mr. Goodman — $1,970; Mr. Morrison — $1,256.

(5)	Represents the difference between the price paid by the Named Executive Officer upon the exercise of stock options and the fair market value of the underlying common stock at the time of exercise.

(6)	Represents relocation assistance, including payment for income taxes of $34,760.

(7)	Includes the economic benefits of the premiums we paid under a split dollar life insurance policy. We are entitled to recover the premiums from any amounts paid by the insurer on the split dollar life policy and have retained an interest in the policy to the extent of the premiums paid.

(8)	Includes $519,750 in termination benefits to Mr. Sagansky.

Option Grants in Last Fiscal Year

      We did not grant options to purchase shares of our capital stock to any of the Named Executive Officers during the year ended December 31, 2002.

2002 Aggregated Option Exercises and Fiscal Year-End Option Values

      The following table sets forth information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2002 and stock options held as of December 31, 2002 by each Named Executive Officer.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		December 31, 2002		December 31, 2002(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable(2)	Unexercisable	Exercisable	Unexercisable

Lowell W. Paxson	—	$—	—	—	$—	$—
Jeffrey Sagansky	—	—	3,200,000	—	2,103,600	—
Dean M. Goodman	—	—	682,661	195,000	—	—
Anthony L. Morrison	25,000	214,550	454,200	144,800	—	—
Seth A. Grossman	—	—	220,900	66,900	—	—
Thomas E. Severson, Jr.	37,500	140,651	50,000	112,500	—	—

(1)	Based on the closing sale price of the Class A Common Stock of $2.06 on December 31, 2002.

(2)	Excludes securities underlying options which vested January 1, 2003 as follows: Mr. Goodman, 120,000 shares; Mr. Morrison, 59,800 shares; Mr. Grossman, 4,400 shares.

Stock Incentive Plans

      We established our Stock Incentive Plan, 1996 Stock Incentive Plan and 1998 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) to provide incentives to officers, employees and others who perform services for us through awards of options and shares of restricted stock. Awards are granted under the Stock Incentive Plans at the discretion of our Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. Options granted under the Stock Incentive Plans generally vest over a four or five year period and expire ten years after the date of grant. As of December 31, 2002, 1,854,428 shares of Class A Common Stock were available for additional awards under the Stock Incentive Plans, 1,000,000 of which are subject to stockholder approval under Proposal 1 below. To date, all options we have granted under our Stock Incentive Plans have been nonqualified stock options.

      The exercise price per share of Class A Common Stock, vesting schedule and expiration date of each stock option granted under the Stock Incentive Plans is determined by the Compensation Committee at the date the option is granted and as provided in the terms of the Plans. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Holders of more than ten percent (10%) of the combined voting power of our capital stock may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of Class A Common Stock as of the date of the grant and the term of the option may not exceed five years. Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant’s employment is terminated for cause, each option which has not been exercised shall terminate.

      The Compensation Committee also has the discretion to award restricted stock, consisting of shares of Class A Common Stock which vest over a period determined by the Committee and are subject to forfeiture in whole or in part if the recipient’s employment is terminated prior to the end of the restricted period. Prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant’s award not previously vested if the participant’s employment with us is terminated because of death, disability or retirement. To date, we have not awarded any restricted stock under the Stock Incentive Plans.

Executive Bonus Plan

      Under our Executive Bonus Plan, members of our senior management approved by the Compensation Committee may earn cash bonus compensation on an annual basis in such amounts as are determined by the Committee, based upon the achievement of operating and financial objectives and individual performance criteria. The bonus calculation criteria are established on an annual basis by the Committee, and generally consist of a set of operating and financial performance objectives which we must meet for any participant to be entitled to receive a bonus, and individualized performance criteria and bonus levels for each participant (generally expressed as a percentage of the participant’s base salary). Bonuses awarded with respect to a fiscal year are paid during the following year.

Profit Sharing Plan

      We have a profit sharing plan under Section 401(k) of the Internal Revenue Code under which our employees must complete six months of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the plan. Participants may elect to contribute a specified percentage of their compensation to the plan on a pre-tax basis. We may, at our discretion, make matching contributions based on a percentage of deferred salary contributions at a rate to be determined by certain of our officers, which matching contributions may be paid in Company stock. In addition, we may make supplemental profit sharing contributions in such amounts as certain of our officers may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, a participant’s right to his or her profit sharing contribution is fully vested. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

Employment Agreements

      Mr. Paxson is employed as our Chairman and Chief Executive Officer, pursuant to an employment agreement for a three year term commencing October 16, 1999, and renewing thereafter for successive one year periods so long as Mr. Paxson remains our “Single Majority Shareholder” as such term is defined under the rules of the FCC. Mr. Paxson’s current base salary under the agreement is $798,600, increasing 10% per year. Mr. Paxson may receive an annual bonus of up to twice his base salary if we attain financial targets established by our Compensation Committee. In connection with the employment agreement, we granted Mr. Paxson nonqualified options to purchase 1,000,000 shares of Class A Common Stock. Mr. Paxson’s options were cancelled in December 2002 by agreement with Mr. Paxson and he did not participate in the Stock Option Exchange Offer described below. Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives. The Board of Directors may terminate Mr. Paxson’s employment agreement before expiration for good cause, and Mr. Paxson may terminate the agreement for good reason, each as defined in the agreement. If Mr. Paxson dies, becomes permanently disabled, terminates his employment for good reason or is terminated other than for good cause during the term of the agreement, we will pay Mr. Paxson or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, termination for good reason or termination other than for good cause, or 18 months, in the case of death.

      Mr. Goodman is employed as our President and Chief Operating Officer under a four year employment agreement commencing January 1, 2001. Mr. Goodman is eligible to receive an annual bonus, to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under our Stock Incentive Plans) as we may determine. We may terminate Mr. Goodman’s employment for cause, as defined in the agreement. If Mr. Goodman’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Goodman terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Goodman his base salary for the lesser of one year or the balance of the employment term.

      Mr. Morrison is employed as our Executive Vice President and Chief Legal Officer under a four year employment agreement commencing January 1, 2001. Mr. Morrison is eligible to receive an annual bonus, to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under our Stock Incentive Plans) as we may determine. We may terminate Mr. Morrison’s employment for cause, as defined in the agreement. If Mr. Morrison’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Morrison terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Morrison his base salary for the lesser of one year or the balance of the employment term.

      Mr. Grossman is employed as our Executive Vice President and Chief Strategic Officer under a four year employment agreement commencing January 1, 2001. Mr. Grossman is eligible to receive an annual bonus, to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under our Stock Incentive Plans) as we may determine. We may terminate Mr. Grossman’s employment for cause, as defined in the agreement. If Mr. Grossman’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Grossman terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Grossman his base salary for the lesser of one year or the balance of the employment term.

      Mr. Severson is employed as our Senior Vice President, Chief Financial Officer and Treasurer under a four year employment agreement commencing August 1, 2000. Mr. Severson is eligible to receive an annual bonus, to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under our Stock Incentive Plans) as we may determine. We may terminate Mr. Severson’s employment for cause, as defined in the agreement. If Mr. Severson’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Severson terminates his employment for cause, as defined in the agreement, we will continue to pay Mr. Severson his base salary for the lesser of one year or the balance of the employment term.

      The terms of each of the employment agreements described above were approved by our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee was composed of Mr. Burnham and Mr. Greenwald during 2002. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2002.

Report on Repricing of Options

      In connection with the Stock Option Exchange Offer described below, we repriced certain options held by our Named Executive Officers. In the fall of 2002, the Compensation Committee of the Board of Directors determined that insufficient shares remained available for future awards under the 1998 Stock Incentive Plan for us to be able to continue to provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success. In addition, the Committee determined that many of the options which had been previously granted had exercise prices that were significantly higher than the then-current market price of our Class A Common Stock and did not provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success. The Compensation Committee determined that the Stock Option Exchange Offer was an appropriate response to these concerns. As described in greater detail below, the repricing was effected through the exchange of options with a per share exercise price of at least $7.25 for new options to purchase one share of Class A Common Stock for each two shares of Class A Common Stock issuable upon exercise of existing options that were tendered for exchange, which new options had a one business day exercise period and a per share exercise price of $0.01. Certain shares of our Class A Common Stock issued upon the exercise of new options granted in the Stock Option Exchange Offer are subject to restrictions on transfer and to a risk of forfeiture. We refer to those shares as unvested shares.

      We recorded a fixed non-cash compensation expense upon the issuance of vested shares of Class A Common Stock based on the closing price of the Class A Common Stock on January 24, 2003, the date the new options were exercised. With respect to unvested shares, we will record a non-cash compensation expense over the vesting period of the unvested shares based on the closing price of the Class A Common Stock on January 24, 2003. The following table sets forth information regarding options held by our executive officers that have been repriced, including by an option exchange or tender offer, during the ten year period ended December 31, 2002, after giving effect to the Stock Option Exchange Offer as if it had been consummated on December 31, 2002.

Ten Year Option/SAR Repricing

						Length of
				Exercise		Original
		Number of		Price at		Option Term
		Securities	Market Price at	Time of		Remaining at
		Underlying	Time of	Repricing		Date
		Options/SARs	Repricing	or	New	of Repricing or
		Repriced or	or Amendment	Amendment	Exercise	Amendment
Name	Date	Amended	($)	($)	Price($)	(Years)

Jeffrey Sagansky	9/15/1999	360,000	$15.06	$7.25	$1.00	8.75
Vice Chairman of the Board,	9/15/1999	840,000	15.06	7.25	0.01	8.75
Former Chief Executive Officer	1/24/2003	250,000	2.35	10.00	0.01	6.64
	1/24/2003	250,000	2.35	11.68	0.01	6.64
	1/24/2003	250,000	2.35	10.85	0.01	6.64
Dean M. Goodman	1/24/2003	300,000	2.35	7.25	0.01	5.38
President, Chief Operating	1/24/2003	75,000	2.35	7.25	0.01	8.62
Officer
Anthony L. Morrison	1/24/2003	100,000	2.35	7.25	0.01	5.38
Executive Vice President,	1/24/2003	24,500	2.35	7.25	0.01	6.11
Chief Legal Officer	1/24/2003	25,000	2.35	7.25	0.01	6.91
	1/24/2003	75,000	2.35	7.25	0.01	8.62
Seth A. Grossman	1/24/2003	50,000	2.35	7.25	0.01	5.38
Executive Vice President,	1/24/2003	11,000	2.35	7.25	0.01	6.91
Chief Strategic Officer	1/24/2003	62,500	2.35	7.25	0.01	8.27
Thomas E. Severson, Jr.	1/24/2003	56,250	2.35	7.25	0.01	7.75
Senior Vice President,	1/24/2003	25,000	2.35	7.25	0.01	8.62
Chief Financial Officer
Ronald L. Rubin	1/24/2003	25,000	2.35	7.25	0.01	8.27
Vice President,	1/24/2003	12,500	2.35	7.25	0.01	8.89
Chief Accounting Officer

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      This report is submitted by the Compensation Committee of the Board of Directors, which is currently comprised of Mr. Burnham, Mr. Greenwald and Mr. Oxendine, each of whom is a non-employee director of the Company. Mr. Greenwald is the chairman of the Compensation Committee.

      The Compensation Committee of the Board of Directors reviews and recommends the salaries and other compensation of the executive officers of the Company, including its Chairman and its Chief Executive Officer and other Named Executive Officers, and is responsible for administering the Company’s Executive Bonus Plan and Stock Incentive Plans, and for reviewing proposed executive compensation and other compensation plans and making recommendations to the Board of Directors.

      In making its recommendations as to executive compensation, the Committee seeks to recommend a level of base compensation which is competitive with the compensation offered to executives performing similar functions by others in the Company’s line of business, and to link a significant portion of an executive’s total potential cash compensation to the achievement of overall Company operating and financial goals and individual performance criteria. In administering the Executive Bonus Plan, the Committee establishes, on an annual basis, overall Company operating and financial goals and individual performance criteria which offer Company executives the opportunity to earn significant bonus compensation. In formulating its recommendations as to awards under the stock incentive plans, the Committee seeks to provide a means for Company executives to realize substantial additional compensation based upon appreciation in the public trading price of the Company’s common stock, thereby aligning the executives’ interests with those of the Company’s stockholders.

      Since the operating and financial performance objectives established by the Compensation Committee for determination of bonus compensation for the 2002 fiscal year under the Executive Bonus Plan were not attained, the Committee determined to award no bonus compensation under the Executive Bonus Plan to the Company’s executive officers, and therefore no bonus payments under this plan will be made to the executive officers in 2003 in respect of the 2002 fiscal year.

      During 2002, the Company entered into an amended four year employment agreement with Mr. Severson. In connection with this amended agreement, the Compensation Committee ratified the September 2001 grant to Mr. Severson of options to purchase 50,000 shares of Class A Common Stock, at an exercise price of $7.25 per share, vesting over a four year period commencing August 1, 2001.

Submitted by the Compensation Committee

          James L. Greenwald, Chairman

          Bruce L. Burnham
          John E. Oxendine

Stock Performance Graph

      The graph below compares the cumulative total stockholder return on our Class A Common Stock from December 31, 1997 through December 31, 2002 with the cumulative total return of the American Stock Exchange Market Value Index and an industry peer group index compiled by us that consists of several companies (the “Peer Group”).

Company Name/Index(1)	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Paxson Communications Corp.-Class A	$100.00	$122.51	$159.17	$159.17	$139.33	$27.47
American Stock Exchange Index	$100.00	$107.35	$141.64	$131.37	$122.26	$99.88
Peer Group Index(2)	$100.00	$99.87	$191.14	$148.16	$143.54	$109.30

(1)	The comparison assumes $100 was invested at the per share closing price of our Class A Common Stock on December 31, 1997. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Peer Group for the relevant periods assuming that all dividends were reinvested.

(2)	The following companies constitute the Peer Group: Granite Broadcasting Corp., Hearst-Argyle Television Inc., LIN Television Corp. (included through December 31, 1997 only, as the company was acquired during 1998), Sinclair Broadcast Group, Inc., Univision Communications, Inc. and Young Broadcasting, Inc. Calculations for the Peer Group were weighted on the basis of their respective market capitalizations.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

Audit Committee Report

      This report is submitted by the Audit Committee of the Board of Directors, which is currently comprised of four independent directors and operates under a written charter adopted by the Board of Directors, and amended in December 2002, a copy of which is attached as Appendix A to this Proxy Statement. The members of the committee are Bruce L. Burnham, James L. Greenwald, John E. Oxendine and Henry J. Brandon. Mr. Burnham is the chairman of the Audit Committee. Each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is “independent,” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      The Audit Committee has met and discussed the fiscal 2002 audited financial statements with management and the Company’s former independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s former independent accountants. The Audit Committee discussed with the Company’s former independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, entitled Communications with Audit Committees.

      The Company’s former independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, entitled Independence Discussions with Audit Committees, and the Audit Committee discussed with the Company’s former independent accountants that firm’s independence.

      Based on the Audit Committee’s discussion with management and the Company’s former independent accountants and the Audit Committee’s review of the representation of management and the report of the Company’s former independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements for fiscal 2002 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee

          Bruce L. Burnham, Chairman

          John E. Oxendine
          James L. Greenwald
          Henry J. Brandon

PROPOSAL 1 — AMENDMENT OF THE 1998 STOCK INCENTIVE PLAN

      The Board of Directors adopted the Paxson Communications Corporation 1998 Stock Incentive Plan (as amended, the “1998 Plan”) in June 1998 and increased the total number of shares of Class A Common Stock available for awards under the 1998 Plan in December 2000. Pursuant to the 1998 Plan, a maximum of 9,803,292 shares of Class A Common Stock were made available to provide stock-based incentive compensation by granting stock options and restricted stock awards (collectively referred to herein as “awards”) to eligible persons performing services for us. The adoption of the 1998 Plan was approved by the stockholders at our Annual Meeting of Stockholders in April 1999 and the December 2000 amendment of the 1998 Plan was approved by the stockholders at our Annual Meeting of Stockholders in May 2001.

      The purpose of the 1998 Plan is to promote our interests and those of our stockholders by providing persons performing services for us with additional incentives to increase their efforts on our behalf and to remain in our employ or service through the award of stock options and shares of restricted stock, and to increase recipients’ proprietary interest in the Company and thereby align their interests with those of our stockholders.

      In the fall of 2002, the Compensation Committee of the Board of Directors determined that insufficient shares remained available for future awards under the 1998 Plan for us to be able to continue to provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success. In addition, the Compensation Committee determined that many of the options which had been previously granted had exercise prices that were significantly higher than the then-current market price of our Class A Common Stock and did not provide meaningful stock-based incentive compensation to those persons in a position to contribute to our success.

      In December 2002, the Compensation Committee approved a Stock Option Exchange Offer which provided for the exchange by eligible option holders of options with an exercise price of $7.25 or higher for new options to purchase one share of Class A Common Stock for each two shares of Class A Common Stock issuable upon exercise of existing options that were tendered for exchange. The new options had an exercise price of $0.01 per share, were granted one business day after the expiration date of the offer and expired one business day after the grant date. Certain shares issued upon the exercise of the new options are subject to restrictions on transfer and a risk of forfeiture. Under the terms of the Stock Option Exchange Offer, option holders were permitted to elect to have us refrain from issuing shares of Class A Common Stock otherwise issuable upon the exercise of the new options in partial or complete satisfaction of the holder’s exercise price payment and tax withholding obligations.

      Further, in December 2002, the Board of Directors approved an increase in the total number of shares of Class A Common Stock available for awards under the 1998 Plan from 9,803,292 shares to 12,603,292 shares, and directed that the amendment of the 1998 Plan be submitted to our stockholders for approval at the next annual meeting. The Board also amended the 1998 Plan in certain other respects as necessary to accommodate the terms of the Stock Option Exchange Offer.

      Of the 9,803,292 shares of Class A Common Stock available for awards under the 1998 Plan, prior to the amendment of the 1998 Plan and the commencement of the Stock Option Exchange Offer, 788,992 shares remained available for additional awards. After the completion of the Stock Option Exchange Offer, there were 3,630,055 shares available for additional awards, and upon approval of the increase in the total number of shares of Class A Common Stock available for awards under the 1998 Plan from 9,803,292 shares to 12,603,292 shares, there will be 6,330,055 shares available for additional awards.

      A summary of the principal features of the 1998 Plan is provided below, and is qualified in its entirety by reference to the full text of the 1998 Plan, as proposed to be amended, which is included as Appendix B to this Proxy Statement.

General

      Awards granted under the 1998 Plan may consist of options (“Options”) to purchase a specified number of shares of Class A Common Stock at a stated price per share, which may include options which qualify as

“incentive stock options” (“ISOs”) pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), or shares of Class A Common Stock which are subject to restrictions and a risk of forfeiture to the Company (“Restricted Stock”). The Board of Directors has the right to alter, amend or terminate the 1998 Plan without the approval of the stockholders and may condition any amendment of the 1998 Plan on the approval of the stockholders.

Shares Available for Issuance

      When the 1998 Plan was adopted by the Board of Directors in June 1998, 7,200,000 shares of Class A Common Stock were available for awards under the 1998 Plan, representing approximately 12% of the then outstanding shares of Class A Common Stock (after giving effect to the issuance of such additional shares).

      As a result of the December 2000 amendment to the 1998 Plan, an additional 2,603,292 shares of Class A Common Stock became available for awards of stock options and restricted stock under the 1998 Plan, thereby increasing to 9,803,292 the aggregate number of shares of Class A Common Stock available for awards under the 1998 Plan, representing approximately 16.5% of the then outstanding shares of Class A Common Stock (after giving effect to the issuance of such shares). If Proposal 1 is approved, an additional 2,800,000 shares of Class A Common Stock will be available for awards of stock options and restricted stock under the 1998 Plan, thus increasing to 12,603,292 the aggregate number of shares of Class A Common Stock available for awards under the 1998 Plan, representing approximately 21.3% of the currently outstanding shares of Class A Common Stock (after giving effect to the issuance of such shares). The additional shares being added to the 1998 Plan were previously reserved for issuance in connection with non-plan option grants, which have been cancelled or tendered for exchange in the Stock Option Exchange Offer, and the amendment will simply allow the issuance of such shares under the 1998 Plan.

      Authority to grant awards under the 1998 Plan will continue until the 1998 Plan is terminated by the Board of Directors, subject to the continued availability of shares for the granting of awards under the 1998 Plan. The shares of Class A Common Stock subject to Options which expire unexercised or are terminated or which are included in awards of Restricted Stock which are forfeited to us shall again become available for the granting of awards under the 1998 Plan. In the event of stock splits or other changes in the number or kind of outstanding shares of Class A Common Stock, an appropriate adjustment will be made with respect to existing and future awards. The proceeds we receive from the sale of stock under the 1998 Plan will be added to our general funds. The closing sale price per share of the Class A Common Stock on April 10, 2003, was $2.60.

Eligibility; Administration

      All persons who perform services for us, whether as a director, officer, employee, consultant or other independent contractor, all persons who have in the past performed such services, and all persons performing services relating to us in their capacity as an employee or independent contractor of a corporation or other entity providing such services to us are eligible to receive awards under the 1998 Plan, provided that only our employees are eligible to receive ISOs. As of March 1, 2003, we had approximately 521 employees eligible to receive awards under the 1998 Plan. The 1998 Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to interpret the provisions of the 1998 Plan, to select the eligible persons who are to receive awards under the 1998 Plan, to determine the type of award, the amount thereof and all other terms of each award and to make all other decisions with respect to the 1998 Plan and any awards granted thereunder.

Stock Option Awards

      Granting of Options. The Compensation Committee is authorized to grant Options to eligible persons (“Optionees”) which may be either ISOs or non-qualified stock options (“NSOs”). All ISOs are intended to comply with the provisions of the Code applicable to ISOs. The term of an ISO cannot exceed ten years, and the exercise price of any ISO must be equal to or greater than the Fair Market Value of the Class A Common Stock on the date of the grant. Any ISOs granted to a holder of 10% or more of the combined voting power of our capital stock must have an exercise price equal to or greater than 110% of the fair market value of the

Class A Common Stock on the date of grant and may not have a term exceeding five years from the grant date. For purposes of the 1998 Plan, “Fair Market Value” generally means the closing sale price of the Class A Common Stock on the preceding trading day on the principal national securities exchange on which the Class A Common Stock is traded. We have not granted any ISOs under the 1998 Plan. The exercise price of the NSOs shall be determined by the Committee on the date the NSO is granted, and may be less than Fair Market Value. All NSOs we have granted under the 1998 Plan have had exercise prices that were less than Fair Market Value on the date of grant.

      Exercisability. Options shall become exercisable in whole or in part by the Optionee during the period that the Compensation Committee determines at the date of grant. The Committee may, in its sole discretion, accelerate the time at which any Option become exercisable.

      Termination. Each Option shall expire on the date or dates that the Compensation Committee determines at the date of grant. Upon termination of an Optionee’s employment with us (including by reason of the Optionee’s death), each unexercised Option (whether or not then exercisable) shall terminate and be forfeited, except that any Options which are then exercisable shall remain exercisable for the period (if any) after termination of the Optionee’s employment that the Committee may have determined at the time the Option was granted, which period may extend beyond the stated term of the Option. The Committee may alter the foregoing and permit Options to remain exercisable for longer periods, except that in the case of ISOs, the period after termination of employment during which the ISO shall continue to be exercisable shall not exceed the maximum such period permitted under the Code. If an Optionee’s employment or service relationship with us is terminated for cause (as defined in the 1998 Plan), all of that person’s Options shall immediately terminate.

      Payment of Exercise Price. The person exercising an Option must pay for the shares of Class A Common Stock being purchased in full at the time of purchase. Payment may be made in cash, by the transfer to us of shares of Class A Common Stock owned by the Optionee valued at their Fair Market Value on the date of transfer, any combination of those payment methods, or in any other manner that may be authorized by the Compensation Committee.

Federal Income Tax Consequences

      The following discussion addresses certain U.S. federal income tax consequences in connection with the 1998 Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

      Incentive Stock Option. An ISO results in no taxable income to the Optionee or tax deduction to us at the time it is granted or exercised. If the Optionee retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the shares are disposed of during this period, the Option will be treated as an NSO. If the Optionee exercises the Option more than three months after the Optionee has left employment with us (12 months in the case of disability), the Option will be treated as an NSO. We receive a tax deduction only in the event the Option is treated as an NSO, equal to the amount of income recognized by the Optionee.

      Non-Qualified Stock Options. An NSO results in no taxable income to the Optionee or tax deduction to us at the time it is granted. Upon exercising such an Option, the Optionee will recognize taxable compensation equal to the excess of the then Fair Market Value of the shares over the Option exercise price. Subject to the applicable provisions of the Code, we will be allowed a tax deduction in the year of exercise in an amount equal to the income recognized by the Optionee.

      Restricted Stock Awards. No income will be recognized by the recipient of Restricted Stock so long as such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a Restricted Stock award, the then Fair Market Value of the stock will constitute ordinary income to the recipient. Subject to the applicable provisions of the Code, we will be allowed a tax deduction in an amount equal to the income recognized by the recipient.

Accounting Treatment

      We account for the issuance of stock options using the intrinsic value method, which requires us to accrue compensation cost to the extent that the market price of the Class A Common Stock on the grant date exceeds the exercise price. In addition, we make pro forma disclosures of net income and earnings per share as if the fair value method has been applied.

      Options. Under the 1998 Plan, the issuance of Options will result in compensation expense to the extent the exercise price of the Option is less than the Fair Market Value of the Class A Common Stock on the grant date. Substantially all Options which we have granted through December 31, 2002 under the 1998 Plan have had an exercise price of $7.25 per share, which has generally been less than the Fair Market Value of the Class A Common Stock on the option grant date. The Options we granted in the Stock Option Exchange Offer had an exercise price of $0.01 per share, which was substantially less than the Fair Market Value of the Class A Common Stock on the option grant date.

      Restricted Stock. Restricted Stock awarded to employees results in compensation expense equal to the Fair Market Value of the Class A Common Stock on the date that the substantial risk of forfeiture of such award lapses.

      Accounting for Income Taxes. The compensation cost related to the Options and Restricted Stock awards recorded for financial statement purposes may differ from the deduction for income tax purposes. The income tax effect of the difference, if any, generally would be adjusted through additional paid-in-capital.

New Plan Benefits

      We currently cannot determine the number of options to be received in the future by the Named Executive Officers, non-employee directors, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares available under the 1998 Plan. We did not grant any stock options under the 1998 Stock Incentive Plan to directors or Named Executive Officers during 2002. In 2002, none of our executive officers were granted options to purchase any shares of our capital stock, and all employees (excluding executive officers) as a group were granted options to purchase a total of 80,500 shares.

      As of December 31, 2002, the following shares of Class A Common Stock were authorized for issuance under equity compensation plans:

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	[excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column(a)]

	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,103,336	$5.88	1,854,428 (2)
Equity compensation plans not approved by security holders	2,322,500 (1)	$8.62	—

Total	11,425,836	$6.44	1,854,428

(1)	A narrative description of the material terms of these plans is set forth in the final paragraph of Note 14 — STOCK INCENTIVE PLANS, to our consolidated financial statements which are set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

(2)	Includes 1.0 million options available for grant which are subject to stockholder approval at the annual stockholder meeting as described above.

     In January 2003, we consummated the Stock Option Exchange Offer described above. Because the terms of the new options provided for a one business day exercise period, all holders who tendered their eligible options in the exchange offer exercised their new options promptly after the grant of those new options. The effect of the Stock Option Exchange Offer was to reduce the number of outstanding options under the existing equity compensation plans by 7.3 million and increase by 4.5 million the number of shares of Class A Common Stock available for awards under equity compensation plans approved by security holders.

      After giving effect to the consummation of the Stock Option Exchange Offer and the exercise by holders of the new options that were granted in the Stock Option Exchange Offer, in each case as if such consummation and exercise occurred on December 31, 2002, as of December 31, 2002, 1.8 million options to purchase shares of Class A Common Stock would have been outstanding and 6.4 million shares of Class A Common Stock would have been available for awards under equity compensation plans approved by security holders.

Approval by Stockholders

      The amendment of the 1998 Plan to increase the number of shares of Class A Common Stock available for awards thereunder from 9,803,292 to 12,603,292 was adopted by the Board of Directors in December 2002, and we are submitting it for stockholder approval so that future awards under the 1998 Plan relating to the additional shares will qualify as “performance-based compensation” under Section 162(m) of the Code, which generally limits to one million dollars the annual corporate federal income tax deductions for compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. We intend that all awards granted under the 1998 Plan will qualify for the performance-based compensation exclusion from this deduction limitation. In order for the awards to qualify as performance-based compensation, among other requirements, the material terms of the 1998 Plan must be approved by our stockholders. Approval of the amendment of the 1998 Plan requires the affirmative vote of a majority of the outstanding shares represented at the Meeting and entitled to vote.

      The Board of Directors recommends a vote FOR approval of the increase in the total number of shares of Class A Common Stock that may be subject to awards under our 1998 Stock Incentive Plan.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      During March 2003, the Audit Committee of our Board of Directors decided to request proposals from each of the four largest public accounting firms, including PricewaterhouseCoopers LLP (“PwC”), for engagement by us to conduct the independent audit of our financial statements for the year ending December 31, 2003. PwC audited our consolidated financial statements for the year ended December 31, 2002. On April 4, 2003, PwC informed us that it declined to stand for reelection as our independent accountants.

      The reports of PwC on our consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

      In connection with its audits for the two most recent fiscal years and through April 4, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through April 4, 2003, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K with respect to us.

      Representatives of PwC are not expected to be present at the Annual Meeting.

      On April 10, 2003, the Audit Committee of our Board of Directors approved the engagement of the firm of Ernst & Young LLP (“E&Y”) to act as our new independent accountants to audit our financial statements for the fiscal year ending December 31, 2003. During the two most recent fiscal years and through April 10, 2003, we have not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor was oral advice provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      Representatives of E&Y are expected to be present at the Annual Meeting to answer questions from stockholders, and will have an opportunity to make a statement if they wish to do so.

Audit Fees

      The aggregate fees billed to us by PwC for its services in connection with the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2002, and its review of the quarterly financial statements included in our reports on Form 10-Q filed during the 2002 fiscal year were $479,000.

Financial Information Systems Design and Implementation Fees

      For our fiscal year ended December 31, 2002, PwC was not engaged to and did not provide any of the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      The aggregate fees billed by PwC for services rendered to us during the year ended December 31, 2002, other than those described above, were $285,330, consisting of the following:

Audit related services	$100,310
Income tax compliance and related services	$185,020

      Audit related services include the issuance of consents and “comfort letters” with respect to our refinancing transactions, the audit of our employee benefit plan and consultations on accounting matters during the year.

      The aggregate fees billed by E&Y for services rendered to us during the year ended December 31, 2002 were approximately $100,000. These services consisted solely of internal audit services, and the internal audit to which these services relate has been concluded.

Compatibility of Fees

      The Audit Committee of the Board of Directors has considered the provision of non-audit services by PwC and the fees paid to them for such services, and believes that the provision of such services and the fees charged are compatible with PwC’s maintenance of their independence.

      The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent certified public accountants for 2003.

OTHER INFORMATION

Stockholder Proposals for 2004 Annual Meeting

      Proposals of stockholders intended for presentation at the 2004 annual meeting must be received by us on or before December 1, 2003, in order to be included in our proxy statement and form of proxy for that meeting.

Expenses of Solicitation

      We will bear the expense of preparing, printing, and mailing proxy materials to our stockholders. In addition to solicitations by mail, our employees may solicit proxies on behalf of the Board of Directors in person or by telephone. We will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of our stock.

Other Matters

      The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in our 2002 Annual Report are incorporated by reference. We will provide to any stockholder upon written request a copy of our Annual Report on Form 10-K, including the financial statements and the schedules thereto, for our fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. We will not charge for copies of our annual report, but will assess a reasonable charge for copies of the exhibits, if requested.

By Order of the Board of Directors

Anthony L. Morrison, Secretary

West Palm Beach, Florida

April 15, 2003

APPENDIX A

PAXSON COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

I.     PURPOSE

      The primary function of the Audit Committee of the Board of Directors of Paxson Communications Corporation (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission (the “Commission”) or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and system of internal controls and the integrity of the Corporation’s financial statements.

•	Review and evaluate the work of the Corporation’s internal auditors and outside auditors.

•	Confirm the qualification and independence of the Corporation’s outside auditors.

•	Provide an open avenue of communication among the outside auditors, financial and senior management, and the Board of Directors.

•	Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws and regulations and Corporation policy.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.     COMPOSITION

      The Audit Committee shall have at least three members. Each Audit Committee member shall be “independent,” as defined in accordance with the rules of the principal national securities exchange on which the Corporation’s common stock shall be listed for trading (the “Exchange”), and in the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Commission promulgated thereunder. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. No person shall be deemed independent if he or she is an employee or other affiliated person of the Corporation or one of its subsidiaries, or if he or she accepts any consulting, advisory or other compensatory fee from the Corporation. The members of the Audit Committee shall be generally knowledgeable in financial and auditing matters and shall be able to read and understand financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such individual’s financial sophistication, including having been a chief executive officer, chief financial offer or other senior officer with financial oversight responsibilities. The Board shall seek to recruit at least one director for appointment as a member of the Audit Committee who shall constitute a “financial expert” for purposes of the Act and the rules of the Commission under the Act. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management and the outside auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee should meet with the outside auditors and management quarterly to review the Corporation’s financial statements. A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee. The Chair of the Committee shall report to the Board of Directors following the meetings of the Audit Committee.

IV.     RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

•	Create an agenda for the ensuing year.

•	Review and reassess this Charter at least annually and propose to the Board any recommended changes.

•	Review and comment upon the Corporation’s annual financial statements and any reports or other financial information submitted to the Commission or the public, including the internal control report to be included in the Corporation’s annual reports in accordance with the Act and the rules of the Commission under the Act, and further including any certification, report, opinion, or review rendered by the outside auditors.

•	Review with financial management and the outside auditors the Corporation’s Quarterly Reports on Form 10-Q, and earnings press releases and earnings guidance provided to analysts and rating agencies, prior to filing or prior to the release of earnings.

•	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

•	Retain independent counsel, auditors, or others to assist the Audit Committee in the conduct of any investigation, or to discuss matters that may have a significant impact on the Corporation, including those matters that may affect its financial reporting, auditing procedures or compliance policies and programs.

•	Review and comment upon the Code of Ethics (and any amendments and supplements thereto) adopted by the Corporation.

•	Consider and respond to disclosure to the Audit Committee of fraud or internal control deficiencies discovered by senior officers of the Corporation in those officers’ evaluation of the Corporation’s disclosure controls and procedures.

•	Discuss the Corporation’s policies with respect to risk assessment and risk management with senior management and the Corporation’s outside auditors.

•	Review the management representation letter issued to the Corporation’s outside auditors.

•	Discuss with the party responsible for investor relations what is being said or asked about the Corporation (because it may further assist the Committee in asking probing questions to management).

•	Take any action the full Board of Directors might take with respect to reports from management, the internal auditors and the outside auditors assessing the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the Commission or any other significant developments that may have an effect on matters within the scope of the Board of Directors’ or Audit Committee’s authority.

•	Review current and pending litigation or regulatory proceedings bearing on corporate governance in which the Corporation is a party.

•	Review in-house policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the outside auditors.

•	Review internal information and reporting systems to ensure that senior management and the Board review timely and accurate information that is sufficient to enable officers and directors to reach informed judgments concerning the Corporation’s business performance and its compliance with laws, regulations, and corporate ethics policies.

•	Consider such other matters in relation to the financial affairs of the Corporation and its accounts and in relation to the external audit of the Corporation as the Audit Committee may, in its discretion, determine to be advisable.

Outside Auditors

•	Select and retain, evaluate, and where appropriate, discharge and replace the Corporation’s outside auditors (or nominate the outside auditors to be proposed for stockholder approval in any proxy statement), taking into account considerations of independence and effectiveness, and approve the fees and other compensation to be paid to the outside auditors.

•	Confirm that the outside auditors satisfy the auditing, quality control, ethics and independence requirements of the Act (and the accounting board created pursuant to the Act), the rules of the Commission under the Act and, if applicable, the rules of the Exchange.

•	On an annual basis, obtain from the outside auditors a formal written statement delineating all relationships between the auditors and the Corporation, and review and discuss with the outside auditors all significant relationships the outside auditors have with the Corporation to determine the outside auditors’ independence.

•	Actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

•	Ensure that the outside auditors do not provide to the Corporation any non-audit services, the provision or receipt of which is prohibited by the Act or the rules of the Commission under the Act.

•	Approve in writing in advance any provision by the outside auditors to the Corporation of any non-audit services the provision of which is not prohibited by the Act or the rules of the Commission under the Act and ensure that such permitted services are not provided to the Corporation without the Audit Committee’s prior approval except where permitted by the Act or the rules of the Commission under the Act.

•	Advise the outside auditors of their ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the stockholders.

•	Periodically consult with the outside auditors out of the presence of management about internal controls and the completeness and accuracy of the Corporation’s financial statements.

•	At least annually, obtain and review a report by the outside auditors describing: (i) their firm’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of their firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the firm, and any steps taken to address any such issues.

•	Meet with the outside auditors and discuss the role of the Audit Committee, the fact that the outside auditors report to the Audit Committee, and the form and content of the report to be delivered to the Audit Committee.

•	Set policies for the hiring by the Corporation of employees or former employees of the outside auditors.

•	Review with the outside auditors any audit problems and management’s response.

•	Resolve disputes between management and the outside auditors regarding financial reporting.

•	Consider such other matters in relation to the Corporation’s external audit coverage as the Audit Committee may, in its discretion, determine to be advisable.

Financial Reporting Process

•	In consultation with the outside auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external.

•	Consider the outside auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

Miscellaneous

•	Review and approve in advance, and oversee, all related party transactions.

•	Establish procedures for receiving and responding to complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

      The Audit Committee shall have unrestricted access to Corporation personnel and documents and will be given the resources necessary to operate under this charter.

APPENDIX B

PAXSON COMMUNICATIONS CORPORATION

1998 STOCK INCENTIVE PLAN
(as proposed to be amended)

      1. Purpose. The purpose of this 1998 Stock Incentive Plan (the “Plan”) is to further the interests of Paxson Communications Corporation, a Delaware corporation, its Subsidiaries and its shareholders by providing incentives in the form of grants of stock options and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. Also, the Plan will assist the Company in attracting and retaining key persons.

      2. Definitions. The following definitions will apply to the Plan:

a. “Award” means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, or Restricted Stock.

b. “Board” means the board of directors of Paxson Communications Corporation.

c. “Cause” means, except as otherwise may be provided under any agreement under which any award or grant is made under this Plan, (i) Recipient’s arrest for the commission of (A) a felony, (B) two (2) offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) any criminal act with respect to Recipient’s employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of the Company or would subject any such broadcast station to fine or forfeiture; (ii) Recipient’s taking of any action or inaction which would cause the Company to be in default under any material contract, lease or other agreement; (iii) Recipient’s dependence on alcohol or illegal drugs; (iv) Recipient’s failure or refusal to perform according to or follow the lawful policies and directives of the Chairman of the Board or the Chief Executive Officer or such other officer or employee to which Recipient reports; (v) Recipient’s misappropriation, conversion or embezzlement of the assets of the Company or any affiliate of the Company; and (vi) a material breach of any Employment Agreement between Recipient and the Company.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Committee” means the Compensation Committee appointed by the Board. If the Board does not appoint a Compensation Committee or in the case of any Award to members of the Committee, “Committee” means the Board.

f. “Common Stock” means the Class A Common Stock, par value $.001 per share of Paxson Communications Corporation, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 9 of the Plan.

g. “Company” means Paxson Communications Corporation and its Subsidiaries.

h. “Date of Grant” means the date on which the Option or Restricted Stock, whichever is applicable, is granted.

i. “Disability” means “disability” as defined in the Company’s long term disability plan or policy.

j. “Eligible Person” means any person who performs or has in the past performed services for the Company, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company as an employee or independent contractor of a corporation or other entity that provides services to the Company.

k. “Employee” means any person employed on an hourly or salaried basis by the Company.

l. “Fair Market Value” means, with respect to the Common Stock, (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price, regular way, of the Common Stock on the principal national securities exchange on which the Common Stock is listed for trading on the trading day next preceding the date as of which Fair Market Value is being determined, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such exchange on such date, (ii) if the Common Stock is not listed for trading on any national securities exchange but is listed or quoted on the NASDAQ Stock Market, the closing sale price of the Common Stock on the trading day next preceding the date as of which Fair Market Value is being determined as reported in NASDAQ, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such day as reported in NASDAQ, and (iii) if the Common Stock is not publicly traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be as determined by the Board, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company’s current and projected earnings.

m. “Incentive Stock Option” means a stock option, granted pursuant to this Plan or any other Company plan, that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company.

n. “Nonqualified Stock Option” means a stock option, granted pursuant to the Plan, that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company.

o. “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

p. “Option Agreement” means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of an Option Award.

q. “Option Shareholder” means an Employee who has acquired Shares upon exercise of an Option.

r. “Option Shares” means Shares that a Recipient receives upon exercise of an Option.

s. “Period of Restriction” means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which all restrictions applicable to the Shares subject to such Award expire.

t. “Plan” means this Paxson Communications Corporation 1998 Stock Incentive Plan, as amended from time to time.

u. “Recipient” means an individual who receives an Award.

v. “Restricted Stock” means an Award granted pursuant to Section 7 of the Plan consisting of Shares subject to such terms and restrictions as shall be established by the Committee.

w. “Restricted Stock Agreement” means a written agreement between the Company and a Recipient setting forth the terms and restrictions of an Award of Restricted Stock.

x. “Share” means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

y. “Subsidiary” means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

aa. “Unvested Shares” means Shares issued upon exercise of an Option which shall be subject to the provisions of Section 7 applicable to Restricted Stock and shall otherwise be subject to such terms and restrictions as shall be established by the Committee.

      3. Administration. The Committee will administer the Plan. The Committee has the exclusive power to select the Recipients of Awards pursuant to the Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the

Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan’s administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient’s employment for purposes of the Plan. Any of the Committee’s determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

      4. Shares Subject to Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 12,603,292. If an unexercised Award expires or becomes unexercisable, the unpurchased Shares subject to such Award will be available for other Awards under the Plan.

      5. Eligibility. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. Only an Employee may receive an Incentive Stock Option. The Committee’s grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. Recipients may include persons who previously received stock, stock options, stock appreciation rights, or other benefits under the Plan or another plan of the Company or a Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. An Award will not enlarge or otherwise affect a Recipient’s right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient’s employment.

      6. Options. The Committee may grant Options to purchase Common Stock to Recipients in such amounts as the Committee determines in its sole discretion; provided that, subject to the provisions of Section 9 of the Plan, during any 12-month period, the Committee may not grant to any Recipient Options to purchase more than a total of 2,000,000 Shares. An Option may be in the form of an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant an Option alone or in addition to another Award. Each Option will satisfy the following requirements:

a. Written Agreement. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement will contain such provisions as the Committee deems appropriate and will include a description of the substance of each of the requirements in this Section 6.

b. Number of Shares. Each Option Agreement will specify the number of Shares that the Recipient may purchase upon exercise of the Option.

c. Exercise Price.

i. Incentive Stock Option. Except as provided in subsection 6.l. of the Plan, the exercise price of each Share subject to an Incentive Stock Option will equal the exercise price designated by the Committee, but will not be less than the Fair Market Value on the Date of Grant.

ii. Nonqualified Stock Option. The exercise price of each Share subject to a Nonqualified Stock Option will equal the exercise price designated by the Committee.

d. Duration of Option.

i. Incentive Stock Option. Except as otherwise provided in this Section 6, an Incentive Stock Option will expire on the earlier of the tenth anniversary of the Date of Grant or the date set by the Committee on the Date of Grant.

ii. Nonqualified Stock Option. Except as otherwise provided in this Section 6, a Nonqualified Stock Option will expire on the tenth anniversary of its Date of Grant or, at such earlier or later date set by the Committee on the Date of Grant.

e. Vesting of Option; Exercise for Unvested Shares. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time, and may provide that any Option may be exercised for Unvested Shares. Unless otherwise provided by the Committee in the terms of an Award, an unexercised Option that is not fully vested will become fully vested, and the restrictions applicable to Unvested Shares shall terminate, if the Recipient of the Option or the Unvested Shares, as the case may be, dies or terminates employment with the Company because of Disability.

f. Death.

i. Incentive Stock Option. If a Recipient dies, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient’s death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

ii. Nonqualified Stock Option. If a Recipient dies, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient’s death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant, or a later expiration date subsequent to the Date of Grant but prior to the one year anniversary of the Recipient’s death.

g. Disability.

i. Incentive Stock Option. If the Recipient terminates employment with the Company because of his Disability, an Incentive Stock Option granted to the Recipient will expire on the one year anniversary of the Recipient’s last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan.

ii. Nonqualified Stock Option. If the Recipient terminates employment with the Company because of his Disability, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient’s last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient’s last day of employment.

h. Retirement or Involuntary Termination.

i. Incentive Stock Option. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company’s normal retirement policies, or if the Company terminates the Recipient’s employment other than for Cause, an Incentive Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient’s employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

ii. Nonqualified Stock Option. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company’s normal retirement policies, or if the Company terminates the Recipient’s employment other than for Cause, a Nonqualified Stock Option granted to the Recipient will expire 180 days following the last day of the Recipient’s employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to 180 days following the Recipient’s last day of employment.

i. Termination of Service. If the Recipient’s employment with the Company terminates for any reason other than the reasons described in Sections 6.f., 6.g., 6.h., or 6.j. of the Plan, an Option granted to the Recipient will expire 30 days following the last day of the Recipient’s employment with the Company, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 30th day following the Recipient’s last day of employment. The Committee may not delay the expiration of an Incentive Stock Option more than 90 days after termination of the Recipient’s employment. During any delay of the expiration date, the Option will be exercisable only to the extent it is exercisable on the date the Recipient’s employment terminates, subject to any adjustment under Section 9 of the Plan.

j. Cause. Notwithstanding any provisions set forth in the Plan, if the Company terminates the Recipient’s employment for Cause, any unexercised portion(s) of the Recipient’s Option(s) will expire immediately upon the earlier of the occurrence of the event that constitutes Cause or the last day the Recipient is employed by the Company.

k. Conditions Required for Exercise. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement, unless the Committee has provided that the Option may be exercised for Unvested Shares. Furthermore, an Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

l. Ten Percent Shareholders. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, will have an exercise price of 110 percent of Fair Market Value on the Date of Grant and will be exercisable only during the five-year period immediately following the Date of Grant. For purposes of calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply, and any stock that such person may purchase under outstanding options will not be considered.

m. Maximum Option Grants. The aggregate Fair Market Value, determined on the Date of Grant, of Shares with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries become exercisable by any individual for the first time in any calendar year will not exceed $100,000.

n. Method of Exercise. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. Payment for Shares with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check, (iii) in the form of Common Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker’s delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under the Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder’s right to exercise the remainder of the Option from time to time in accordance with the Plan.

o. Loan from Company to Exercise Option. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient will apply to the Company for the loan, completing the forms and providing the information required by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient will execute a promissory note and any other documents deemed necessary by the Company.

p. Designation of Beneficiary. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient’s Options in the event of the Recipient’s death prior to full exercise of such Options. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient’s estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

q. Transferability of Option.

i. Nonqualified Stock Option. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, and unless provided otherwise by the Committee on the Date of Grant, a Recipient who receives a Nonqualified Stock Option may transfer such Option to (i) the Recipient’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, (ii) a trust for the benefit of the Recipient’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or (iii) a partnership whose partners consist solely of two or more of the Recipient, the Recipient’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

ii. Incentive Stock Option. An Incentive Stock Option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient.

      7. Restricted Stock. The Committee may grant Awards of Restricted Stock to Recipients in such amounts as the Committee determines in its sole discretion. The Committee may grant Awards of Restricted Stock alone or in addition to another Award. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

a. Written Agreement. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for each Recipient. The Restricted Stock Agreement will specify the Period(s) of Restriction. In addition, the Restricted Stock Agreement will include a description of the substance of each of the requirements in this Section 7 and will contain such provisions as the Committee deems appropriate.

b. Number of Shares. Each Restricted Stock Agreement will specify the number of Shares of Restricted Stock granted to the Recipient.

c. Transferability. Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, or upon earlier satisfaction of any other conditions, as specified in the Restricted Stock Agreement.

d. Other Restrictions. The Committee will impose on Shares of Restricted Stock any other restrictions that the Committee deems advisable, including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may place legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon expiration of the Period of Restriction in an amount not less than the par value of the Shares of Restricted Stock.

e. Certificate Legend. In addition to any legends placed on certificates pursuant to subsection 7.d. of the Plan, each certificate representing Restricted Stock will bear the following legend: The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Paxson Communications Corporation 1998 Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated . A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Paxson Communications Corporation.

f. Removal of Restrictions. Except as otherwise provided in this Section 7, Restricted Stock will become freely transferable by the Recipient after the Period of Restriction expires. The Recipient will be entitled to removal of the legend required by subsection 7.e. of the Plan following the expiration of the Period of Restriction.

g. Voting Rights. During the Period of Restriction, Recipients holding Restricted Stock may exercise full voting rights with respect to such Shares.

h. Dividends and Other Distributions. During the Period of Restriction, Recipients holding Restricted Stock will be entitled to receive all dividends and other distributions payable to the holders of the Common Stock generally. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and risks of forfeiture as the Shares of Restricted Stock with respect to which they were paid.

i. Death. The restrictions on a Recipient’s Restricted Stock will terminate on the date of the Recipient’s death.

j. Disability. If a Recipient terminates employment with the Company because of his total and permanent Disability, the restrictions on the Recipient’s Restricted Stock will expire on the Recipient’s last day of employment.

k. Termination of Service. If a Recipient ceases employment for any reason other than death or Disability, the Recipient will forfeit immediately to the Company all nonvested Restricted Stock held by the Recipient. The Committee may, in its sole discretion and upon such terms and conditions as it deems proper, provide for termination of the restrictions on Restricted Stock following termination of employment.

l. Designation of Beneficiary. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient’s Restricted Stock in the event of the Recipient’s death prior to removal of all restrictions thereon. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient’s estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

      8. Taxes; Compliance with Law; Approval of Regulatory Bodies; Legends. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his beneficiary or to require the Recipient or his beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state or local withholding tax requirements (“Withholding Requirements”) at the time the Recipient or his beneficiary recognizes income for federal, state or local tax purposes with respect to any Award under the Plan. For purposes of satisfying a Recipient’s or his beneficiary’s obligations to the Company with respect to Withholding Requirements in whole or in part, the Company may elect, and may permit the Recipient or his beneficiary to elect to authorize the Company, to refrain from issuing a number of Shares with respect to an Award, with such Shares being valued for purposes of satisfying Withholding Requirements at Fair Market Value on the date such Shares would otherwise have been issued. In such case the number of Shares to be issued to a Recipient or his beneficiary in respect of an Award shall be reduced by the number of Shares elected to be withheld. The Company may revoke any right granted to a Recipient to elect to authorize the Company to satisfy Withholding Requirements by refraining from issuing Shares at any time prior to a Recipient’s making such an election. Any election by a Recipient to authorize the Company to satisfy Withholding Requirements by refraining from issuing Shares must be made on or prior to the date such Withholding Requirements must be satisfied, and once made shall be irrevocable.

      The Committee may grant Awards and the Company may deliver Shares under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company’s stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (i) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 8. No Option may be exercised, and Shares may not be issued under the Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

      Each person who acquires the right to exercise an Option or to ownership of Shares by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option or receipt of Shares. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

      With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (“1934 Act”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Committee or the Company fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

      9. Adjustment upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares for which Awards are authorized to be granted under the Plan, the number and class of Shares then subject to Awards previously granted to Employees under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, any Award will pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution.

      10. Liability of the Company. Neither the Company nor any parent or Subsidiary of the Company that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

      11. Amendment and Termination of Plan. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the Award.

      12. Expenses of Plan. The Company will bear the expenses of administering the Plan.

      13. Duration of Plan. Awards may be granted under the Plan only during the ten years immediately following the original effective date of the Plan.

      14. Notices. All notices to the Company will be in writing and will be delivered to Anthony L. Morrison, Esq., Vice President, Secretary and General Counsel, Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401. All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company’s personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 14.

      15. Applicable Law. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Delaware and the United States of America.

      16. Effective Date. The effective date of the Plan will be the earlier of (i) the date on which the Board adopts the Plan or (ii) the date on which the Shareholders approve the Plan.

. FOLD AND DETACH HERE .

PROXY

PAXSON COMMUNICATIONS CORPORATION

601 Clearwater Park Road

West Palm Beach, Florida 33401-6233

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony L. Morrison and Adam K. Weinstein, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on April 10, 2003, at the annual meeting of stockholders to be held on May 16, 2003, or any adjournment thereof.

1.	PROPOSAL TO APPROVE AN INCREASE IN THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE SUBJECT TO AWARDS UNDER THE COMPANY’S 1998 STOCK INCENTIVE PLAN FROM 9,803,292 SHARES TO 12,603,292 SHARES.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2003.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

(continued and to be signed on other side)

. FOLD AND DETACH HERE .

(Continued from other side)

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1 and for Proposal 2.

Dated ________________________, 2003

Signature

Signature if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.